Exhibit 99.1

STONE ENERGY CORPORATION
Announces the Appointment of a new Director

NYSE--SGY
LAFAYETTE, LA. March 24, 2003

         Stone Energy Corporation increased the size of its board of directors from 10 to 11 members and appointed George R. "Ron" Christmas to its board of directors as a Class II Director, whose term will expire on the date of the Annual Meeting of Stockholders in 2004.

         Lieutenant General Christmas retired from active duty in the U.S. Marine Corps in September 1996 after an exemplary and highly decorated military career. Prior to retirement, he was assigned as the Deputy Chief of Staff of Manpower and Reserve Affairs, a position responsible for all aspects of human resource management, including planning, budgeting, policy and programs for an organization of 234,000 military and civilian men and women with an operating budget of $5.8 billion. He currently serves as president of the Marine Corps Heritage Foundation.

         "General Christmas brings proven leadership and dedication into an organization that was founded on such principles. We are pleased and honored to have him as a member of our board," said D. Peter Canty, President and CEO.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.  For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.